Exhibit H-2

Retention of Non-Utility Business

     The following is a description of the specific bases under which the non-utility investments of RGS may be retained in the post-Merger Energy East holding company system:

A.     BROKERING AND MARKETING OF ENERGY COMMODITIES:

     The business activities of the following companies are energy-related activities within the meaning of Rule 58(b)(1)(v), involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels." See also Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); SEI Holdings, Inc., HCAR No. 26581 (Sept. 26, 1996); Northeast Utilities, HCAR No. 26654 (Aug. 13, 1996): UNITIL Corp., HCAR No. 26257 (May 31, 1996); New England Electric System, HCAR No. 26520 (May 23, 1996). Accordingly, the following companies are retainable under Section 11(b)(1) of the Act:

1.     Energetix, Inc. ("Energetix"), a wholly-owned subsidiary of RGS, offers electricity and natural gas services to retail customers throughout New York State. Energetix has authorization from the FERC to engage in sales for resale of electricity at market-based rates,1 and is a customer of NYISO. Energetix owns no generation, transmission or distribution facilities. Energetix also holds a number of direct and indirect subsidiaries that are either inactive or are engaged in a variety of non-utility businesses, all of which either are retainable, as described elsewhere in this Exhibit, or will be divested as set forth in this Exhibit.

2.     Griffith Oil Co., Inc. ("Griffith"), a wholly-owned subsidiary of Energetix, sells propane, heating oil and gasoline to approximately 123,000 customers in New York. Griffith does not own generation, transmission or distribution facilities. With regard to gasoline sales, Griffith is a branded distributor/seller, brokering gasoline through a network of third-party service station dealers. Griffith also owns, and leases out for operation by third parties, fourteen service stations at which its branded gasoline is purchased at wholesale from Griffith by the lessees and then sold to the public. Energy East will divest itself of Griffith's gasoline sales business by June 27, 2005.

3.     Avrimac Corp. ("Avrimac"), a wholly-owned subsidiary of Griffith, through its subsidiaries (Seimax Gas Corporation ("Seimax") and Burnwell Gas Distributors, Inc. ("Burnwell Gas")) sells propane and a limited selection of electric and gas appliances in Western and Central New York. The sale of electric and gas appliances by Avrimac's Burnwell Gas subsidiary is a retainable business pursuant to Rule 58(b)(1)(iv). Seimax also provides repair services to the Burnwell Gas truck fleet. Seimax provides repair

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1     Rochester Gas & Electric Corp., 80 F.E.R.C. Paragraph 61,284 (1997).

services only to Burnwell Gas, not to other subsidiaries. The Commission has authorized the retention of non-utility subsidiaries providing such services.2

B.      NON-UTILITY HOLDING COMPANIES:

     In the U-1 Application/Declaration, the Companies have requested authorization to retain RGS as an exempt intermediate holding company in the post-Merger Energy East system. Those arguments will not be repeated here.

C.      INSURANCE:

     The Commission has approved retention of captive insurance companies by registered holding companies. See, e.g., NiSource Inc., HCAR No. 27263 (Oct. 30, 2000); Exelon Corp., HCAR No. 27256 (Oct. 19, 2000); Connectiv Inc., HCAR No. 27135 (Feb. 10, 2000). Thus, the following company is retainable under Commission precedent:

1.     RG&E is a member of the Nuclear Electric Insurance Limited. RG&E's account balance at Nuclear Electric Insurance Limited as of December 31, 1999 was $44,226,000. While RG&E is a member of this insurance company, the company's by-laws do not recognize its members as having an ownership interest in the company.

D.      INTERNATIONAL SERVICES:

     RGS has an indirect subsidiary that provides energy-related services outside the United States. While this company would otherwise constitute an "energy-related company" pursuant to Rule 58, as described in Paragraph A above, the "activities permitted by [Rule 58] are limited to the United States." See Rule 58, Exemption of Acquisition By Registered Public Utility Holding Companies of Securities of Non-utility Companies, HCAR No. 26667, n. 146 (Feb. 14, 1997). The Commission has nonetheless approved registered holding company ownership of companies that provide energy-related services on an international basis. See, e.g., Cinergy Corp., HCAR No. 26662 (Feb. 7, 1997) (approving Cinergy Solutions' marketing of energy-related services on both a domestic and international basis); Connectiv, Inc., HCAR No. 26832 (Feb. 25, 1998) (approving retention by registered holding company of DCI II, Inc., a Virgin Islands corporation and wholly-owned foreign sales subsidiary involved in equity investments in leveraged leases). Accordingly, the following company is retainable under Section 11(b)(1) of the Act:

1.     Burnwell Gas of Canada, Ltd. ("Burnwell Canada"), a wholly-owned subsidiary of Griffith, located in Stevensville, Ontario, is an entity through which Burnwell Gas purchases propane. Burnwell Canada procures propane in Canada from numerous suppliers. The propane is stored in Burnwell Canada's facility in Stevensville, Canada, from which facility the propane is transported, by truck, into New York for distribution among the various Burnwell Gas retail locations. As explained in Section A. 3 of this Exhibit, each Burnwell Gas retail location not only sells propane, but also electric and

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2     See, e.g., Keyspan Corporation, HCAR No. 27271 (Nov. 7, 2000) (authorizing retention of subsidiary company carrying out, among other activities, fleet management and maintenance).

gas appliances. The sale of propane makes up a small portion of overall sales. The propane is purchased via a transfer price from Burnwell Canada to each Burnwell Gas retail location as well as to Seimax. The Commission previously has approved the retention of a non-utility subsidiary in the business of selling propane.3 Also, as explained in Section A. 3 of this Exhibit, the sale of electric and gas appliances by Burnwell Gas is a retainable business under Rule 58(b)(1)(iv).

E.      INACTIVE COMPANIES:

     RGS has the following indirect non-utility subsidiaries that are not currently active. In the event that post-Merger Energy East seeks to reactivate any of the inactive companies listed below, Energy East will file a post-effective amendment seeking authorization to engage in the proposed activities if such authorization is required under the Act or the rules under the Act, or, if applicable, inform the Commission of the activation of any of the inactive companies.

1.     New York Nuclear Operating Company LLC ("NYNOC"), a partially-owned subsidiary of RG&E, is an inactive company that was formed to investigate the operation of nuclear power plants. RG&E holds a 20.24 percent interest in NYNOC.

2.     Moore Brothers Oil Co., Inc., a wholly-owned subsidiary of Griffith, is an inactive company that was formed to import petroleum products into New Jersey.

3.     McKee Road Corporation, a wholly-owned subsidiary of Griffith, is an inactive company that was formed to hold terminal property and other real property related to utility operations. McKee Road currently holds no real property.

4.     Griffith Energy Management, Inc., a wholly-owned subsidiary of Griffith, is an inactive broker of natural gas.

5.     Sugar Creek Corporation, a wholly-owned subsidiary of Energetix, is an inactive company that was acquired in conjunction with RGS's 1998 acquisition of Griffith.

6.     RGS Development Corporation ("RGS Development") is an unregulated, wholly-owned subsidiary of RGS, inactive since Spring 2000. RGS Development was formed to build and operate energy systems (i.e., generating plants, industrial distribution systems, etc.) and to provide energy systems development and management services. RGS Development has no employees, budget, activities or customers.

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3     See Keyspan Corporation., HCAR No. 27271 (Nov. 7, 2000) (authorizing retention of a subsidiary company, EnergyNorth Propane, Inc., selling propane to approximately 15,300 customers in New Hampshire).